Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No.118099) pertaining to the Stock Incentive Plan of Kanbay International, Inc. and in the Registration Statement (Form S-8 No. 121400) pertaining to the 2005 Employee Stock Purchase Plan of our reports dated March 14, 2006, with respect to the consolidated financial statements and schedule of Kanbay International, Inc., Kanbay International, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Kanbay International, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

Chicago, Illinois	/s/ ERNST & YOUNG LLP

March 14, 2006